Exhibit 99.1

Kroger Reports Fourth Quarter and Full Year 2017 Results

Q4 EPS of $0.96 and Full Year 2017 EPS of $2.09

Adjusted Q4 EPS of $0.63 and Adjusted Full Year 2017 EPS of $2.04

Q4 ID Sales Without Fuel 1.5% and 2017 ID Sales Without Fuel 0.7%

2018 Net Earnings Per Diluted Share Growth Guidance of $1.95 to $2.15

Fiscal 2017 Highlights

•      Launched Restock Kroger

•      Grew digital sales more than 90%

•      Gained market share for 13th consecutive year

•      Created 10,000 new jobs

CINCINNATI, March 8, 2018 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.96 per diluted share and identical supermarket sales, without fuel, of 1.5% in the fourth quarter of 2017, which ended on February 3, 2018. Kroger’s fourth quarter adjusted net earnings per diluted share were $0.63 (see Table 6, 2017 Fourth Quarter Adjustment Items).

Fiscal 2017 net earnings were $2.09 per diluted share and identical supermarket sales growth, without fuel, was 0.7%. Kroger’s 2017 adjusted net earnings per diluted share were $2.04 (see Table 6, 2017 Adjustment Items).

The 53rd week in 2017 contributed $0.09 to Kroger’s net earnings per diluted share result for both the fourth quarter and full year 2017.

Comments from Chairman and CEO Rodney McMullen

“We launched Restock Kroger in the fall of 2017 and finished the year with positive momentum in our sales and overall business. Customers are letting us know that they see, feel and appreciate our efforts to redefine the customer experience — and they are rewarding us with growing loyalty. This is the cycle that creates long-term value for shareholders.

“The Tax Cuts and Jobs Act is a catalyst that is enabling us to accelerate investments in Restock Kroger. We are taking a balanced approach to ensure tax reform benefits our associates, customers and shareholders. What we’ve previously said is that sharing the benefits with our associates and customers will create a more sustainable and stronger business model for the future. This balanced approach is also consistent with our values and Kroger’s purpose, to Feed the Human Spirit.

“As we embark on our first full year of Restock Kroger, we are encouraged at the start of 2018 and confident in our ability to deliver on both our plan for the year and our long-term vision to serve America through food inspiration and uplift.”

Details of Fourth Quarter 2017 Results

Net earnings for the fourth quarter totaled $854 million, or $0.96 per diluted share. Adjusted net earnings for the fourth quarter totaled $562 million, or $0.63 per diluted share (see Table 6, the 2017 Fourth Quarter Adjustment Items). Net earnings in the same period last year were $506 million, or $0.53 per diluted share.

Total sales increased 12.4% to $31.0 billion in the fourth quarter compared to $27.6 billion for the same period last year. Total sales, excluding fuel and the 53rd week, increased 2.7% in the fourth quarter over the same period last year.

Gross margin was 21.9% of sales for the fourth quarter. Excluding fuel, the 53rd week and the LIFO credit and charge, gross margin decreased 31 basis points from the same period last year.

Kroger recorded a LIFO credit of $54 million in the fourth quarter, compared to a $0.2 million LIFO charge in the same quarter last year.

Operating, General & Administrative costs as a rate of sales — excluding fuel, the 53rd week and the 2017 Fourth Quarter Adjustment Items — increased by 22 basis points; rent and depreciation with the same exclusions declined by 9 basis points.

Fiscal 2017 Results

Net earnings for 2017 totaled $1.9 billion, or $2.09 per diluted share. Adjusted net earnings totaled $1.9 billion, or $2.04 per diluted share (see Table 6, the 2017 Adjustment Items). Net earnings in 2016 were $2.0 billion, or $2.05 per diluted share.  Excluding the 2016 restructuring of certain multi-employer pension obligations, adjusted net earnings in 2016 were $2.0 billion, or $2.12 per diluted share.

Total sales increased 6.4% to $122.7 billion in 2017 compared to $115.3 billion in 2016.  Excluding fuel, the 53rd week and the Modern Health merger, total sales increased 2.2% in 2017 compared to 2016.

Gross margin was 22.0% of sales in 2017.  Excluding fuel, the 53rd week, the Modern Health merger and the LIFO charge and credit, gross margin decreased 19 basis points compared to 2016.

Kroger’s LIFO credit for 2017 was $8 million, compared to a $19 million LIFO charge in 2016.

Operating, General & Administrative costs as a percent of sales — excluding fuel, the 53rd week, the 2017 Adjustment Items, the Modern Health merger, a $111 million contribution to the UFCW Consolidated Pension Plan in 2017 and the 2016 restructuring of certain multi-employer pension obligations — increased 22 basis points; rent and depreciation with the same exclusions increased by 4 basis points in 2017.

FIFO operating margin for 2017 decreased 46 basis points compared to the prior year, with the following exclusions: fuel, the 53rd week, the Modern Health merger, the 2017 Adjustment Items, a $111 million contribution to the UFCW Consolidated Pension Plan in 2017, and the 2016 restructuring of certain multi-employer pension obligations.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company continually balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•      Contribute an incremental $1.2 billion pre-tax to company-sponsored pension plans and $467 million pre-tax to satisfy withdrawal obligations to the Central States Pension Fund,

•      Repurchase 61 million common shares for $1.6 billion,

•      Pay $444 million in dividends, and

•      Invest $3.0 billion in capital.

Kroger’s net total debt to adjusted EBITDA ratio increased to 2.65 (see Table 5), on a 52-week basis, due primarily to funding various pension obligations. The company updated its net total debt to adjusted EBITDA ratio target range to 2.30 to 2.50 to reflect its decision to fund these existing obligations, which resulted in them being reflected as debt on Kroger’s balance sheet.

Kroger expects to use proceeds from the sale of convenience stores to reduce debt and repurchase shares. Kroger’s 2018 guidance assumes a first quarter close of the transaction.

Return on invested capital for 2017, on a 52-week basis, was 12.03% (see Table 7).

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $3.0 billion for the year, compared to $3.6 billion in 2016.

2018 Guidance

Kroger is targeting identical supermarket sales growth, excluding fuel, to range from 1.5% to 2.0% in 2018.

The company expects net earnings to range from $1.95 to $2.15 per diluted share for 2018.

The company expects capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to be approximately $3.0 billion in 2018.

Kroger expects its 2018 tax rate to be approximately 22%.

Fourth Quarter 2017 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•      Achieved $16.7 billion in annual natural and organic sales, including $2 billion in Simple Truth® sales.

•      Opened the Kroger Culinary Innovation Center in downtown Cincinnati.

•      Opened 1,000th ClickList store.

•      Hosted second Natural Foods Innovation Summit to expand natural and local supplier offerings.

•      Expanded Fair Trade Certified™ offerings.

Partner for Customer Value

•      Announced definitive agreement for sale of convenience store business unit to EG Group for $2.15 billion.

•      Announced plans to expand Scan, Bag, Go to 400 stores.

•      Established digital wallet partnership with Chase Pay.

Develop Talent

•      Created 10,000 new supermarket jobs.

•      Ratified a labor agreement with International Brotherhood of Teamsters to protect pensions.

Live Kroger’s Purpose

•      Added new waste-to-energy system at manufacturing plant in Greensburg, Indiana.

•      Partnered with ReFED for Zero Hunger | Zero Waste $10 million innovation fund.

•      Joined The Sustainable Packaging Coalition.

•      Zero Hunger | Zero Waste television spot ranked number one for overall ad effectiveness by ABX Advertising Benchmark Index.

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve nine million customers daily through a seamless digital shopping experience and 2,800 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “assumes,” “expect,” “guidance,” “goal,” “target,” “strategy,” “plan,” “will,” “confident” and “range.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•      Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the successful integration of Harris Teeter and Roundy’s; and the successful completion of the sale of our convenience stores business unit. Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 8, 2018 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 8, 2018.

4th Quarter and Fiscal Year 2017 Tables Include:

1.     Consolidated Statements of Operations

2.     Consolidated Balance Sheets

3.     Consolidated Statements of Cash Flows

4.     Supplemental Sales Information

5.     Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.     Net Earnings Per Diluted Share Excluding the Adjustment Items

7.     Return on Invested Capital

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2017		2016		2017		2016

SALES	$31,031	100.0%	$27,611	100.0%	$122,662	100.0%	$115,337	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	24,240	78.1	21,483	77.8	95,662	78.0	89,502	77.6
OPERATING, GENERAL AND ADMINISTRATIVE (a) (c)	5,962	19.2	4,483	16.2	21,568	17.6	19,178	16.6
RENT	220	0.7	215	0.8	911	0.7	881	0.8
DEPRECIATION AND AMORTIZATION	565	1.8	572	2.1	2,436	2.0	2,340	2.0

OPERATING PROFIT	44	0.1	858	3.1	2,085	1.7	3,436	3.0

INTEREST EXPENSE	148	0.5	126	0.5	601	0.5	522	0.5

NET (LOSS) EARNINGS BEFORE INCOME TAX (BENEFIT) EXPENSE	(104)	(0.3)	732	2.7	1,484	1.2	2,914	2.5
INCOME TAX (BENEFIT) EXPENSE	(957)	(3.1)	230	0.8	(405)	(0.3)	957	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	853	2.8	502	1.8	1,889	1.5	1,957	1.7

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	(4)	—	(18)	—	(18)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$854	2.8%	$506	1.8%	$1,907	1.6%	$1,975	1.7%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.97		$0.54		$2.11		$2.08

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	875		929		895		942

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.96		$0.53		$2.09		$2.05

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	884		943		904		958

DIVIDENDS DECLARED PER COMMON SHARE	$0.125		$0.120		$0.495		$0.465

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.
The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.
The Company defines FIFO operating profit as operating profit excluding the LIFO charge.
The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

The Company defines free cash flow as net cash provided by operating activities minus net cash used by investing activities. Free cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, debt levels and other strategic investments. Management believes free cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

A LIFO credit of ($54) and a charge of $0.2 were recorded in the fourth quarters of 2017 and 2016, respectively. For the year-to-date period, a LIFO credit of ($8) and a charge of $19 were recorded for 2017 and 2016, respectively.

(c)

The fourth quarter 2017 operating, general and administrative rate to sales increased by 3.1% due to the adjustments for pension plan agreements, the Kroger Specialty Pharmacy goodwill impairment and the Company-sponsored pension plan termination. The year-to-date 2017 operating, general and administrative rate to sales increased by 1.2% due to the adjustments for pension plan agreements, a voluntary multi-employer pension plan contribution, the voluntary retirement offering, the Kroger Specialty Pharmacy goodwill impairment and the Company-sponsored pension plan termination.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 3,	January 28,
	2018	2017

ASSETS
Current Assets
Cash	$339	$310
Temporary cash investments	8	12
Store deposits in-transit	1,161	910
Receivables	1,637	1,649
Inventories	6,533	6,561
Assets held for sale	635	—
Prepaid and other current assets	835	898

Total current assets	11,148	10,340

Property, plant and equipment, net	21,071	21,016
Intangibles, net	1,100	1,153
Goodwill	2,925	3,031
Other assets	984	965

Total Assets	$37,228	$36,505

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$3,560	$2,252
Trade accounts payable	5,858	5,818
Accrued salaries and wages	1,099	1,234
Deferred income taxes	—	251
Liabilities held for sale	291	—
Other current liabilities	3,421	3,305

Total current liabilities	14,229	12,860

Long-term debt including obligations under capital leases and financing obligations	12,029	11,825
Deferred income taxes	1,585	1,927
Pension and postretirement benefit obligations	792	1,524
Other long-term liabilities	1,688	1,659

Total Liabilities	30,323	29,795

Shareowners’ equity	6,905	6,710

Total Liabilities and Shareowners’ Equity	$37,228	$36,505

Total common shares outstanding at end of period	870	924
Total diluted shares year-to-date	904	958

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,889	$1,957
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,436	2,340
LIFO (credit) charge	(8)	19
Stock-based employee compensation	151	141
Expense for Company-sponsored pension plans	591	94
Goodwill impairment charge	110	—
Deferred income taxes	(677)	201
Other	79	(2)
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(265)	13
Receivables	29	(110)
Inventories	(23)	(382)
Prepaid and other current assets	41	(172)
Trade accounts payable	190	16
Accrued expenses	(40)	(118)
Income taxes receivable and payable	(96)	261
Contribution to Company-sponsored pension plan	(1,000)	—
Other	6	14

Net cash provided by operating activities	3,413	4,272

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,809)	(3,699)
Proceeds from sale of assets	138	132
Payments for acquisitions, net of cash acquired	(16)	(401)
Other	(20)	93

Net cash used by investing activities	(2,707)	(3,875)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,523	2,781
Payments on long-term debt	(788)	(1,355)
Net borrowings on commercial paper	696	435
Dividends paid	(443)	(429)
Proceeds from issuance of capital stock	51	68
Treasury stock purchases	(1,633)	(1,766)
Other	(87)	(86)

Net cash used by financing activities	(681)	(352)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	25	45

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	322	277
END OF YEAR	$347	$322

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,809)	$(3,699)
Payments for lease buyouts	13	5
Changes in construction-in-progress payables	(188)	72
Total capital investments, excluding lease buyouts	$(2,984)	$(3,622)

Disclosure of cash flow information:
Cash paid during the year for interest	$656	$505
Cash paid during the year for income taxes	$348	$557

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2017	2016 (b)	2017	2016 (b)

INCLUDING FUEL CENTERS	$27,833	$27,090	$109,161	$107,135
EXCLUDING FUEL CENTERS	$24,681	$24,306	$96,639	$95,942

INCLUDING FUEL CENTERS	2.7%	0.6%	1.9%	0.1%
EXCLUDING FUEL CENTERS	1.5%	-0.7%	0.7%	1.0%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Identical sales for the fourth quarter of 2016 and year-to-date 2016 were adjusted to a 13 and 53 week basis, respectively.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	February 3,	January 28,
	2018	2017	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$3,560	$2,252	$1,308
Long-term debt including obligations under capital leases and financing obligations	12,029	11,825	204

Total debt	15,589	14,077	1,512

Less: Temporary cash investments	8	12	(4)
Less: Prepaid employee benefits	385	385	—

Net total debt	$15,196	$13,680	$1,516

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, for 2017 and 2016 on a 52 week basis.

	YEAR-TO-DATE
	February 3,	January 28,
	2018	2017

Net earnings attributable to The Kroger Co. on a 53 week basis in fiscal year 2017	$1,907	$1,975
LIFO (credit) charge	(8)	19
Depreciation and amortization	2,436	2,340
Interest expense	601	522
Income tax (benefit) expense	(405)	957
Adjustments for pension plan agreements	550	111
Adjustment for voluntary retirement offering	184	—
Adjustment for Kroger Specialty Pharmacy goodwill impairment	110	—
Adjustment for Company-sponsored pension plan termination	502	—
53rd week EBITDA adjustment	(131)	—
Other	(18)	(12)

Adjusted EBITDA	$5,728	$5,912

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.65	2.31

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2017	2016	2017	2016

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$854	$506	$1,907	$1,975

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	234	—	360	71

ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	117	—

ADJUSTMENT FOR KROGER SPECIALTY PHARMACY GOODWILL IMPAIRMENT (a)(d)	74	—	74	—

ADJUSTMENT FOR COMPANY-SPONSORED PENSION PLAN TERMINATION (a)(e)	335	—	335	—

ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(f)	(13)	—	(13)	—

ADJUSTMENT FOR TAX ACT (i)	(922)	—	(922)	—

2017 AND 2016 ADJUSTMENT ITEMS	(292)	—	(49)	71

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$562	$506	$1,858	$2,046

53RD WEEK ADJUSTMENT (a)(g)	(79)	—	(79)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE AND THE 53RD WEEK	$483	$506	$1,779	$2,046

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.96	$0.53	$2.09	$2.05

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (h)	0.26	—	0.40	0.07

ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (h)	—	—	0.13	—

ADJUSTMENT FOR KROGER SPECIALTY PHARMACY GOODWILL IMPAIRMENT (h)	0.08	—	0.08	—

ADJUSTMENT FOR COMPANY-SPONSORED PENSION PLAN TERMINATION (h)	0.38	—	0.37	—

ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (h)	(0.01)	—	(0.01)	—

ADJUSTMENT FOR TAX ACT (h)	(1.04)	—	(1.02)	—

2017 AND 2016 ADJUSTMENT ITEMS	(0.33)	—	(0.05)	0.07

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.63	$0.53	$2.04	$2.12

53RD WEEK ADJUSTMENT (h)	(0.09)	—	(0.09)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE AND THE 53RD WEEK	$0.54	$0.53	$1.95	$2.12

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	884	943	904	958

(a)                                 The amounts presented represent the after-tax effect of each adjustment.

(b)                                 The pre-tax adjustments for the pension plan agreements were $351 in the Fourth Quarter of 2017, $550 in 2017 and $111 in 2016.

(c)                                  The pre-tax adjustment for the voluntary retirement offering was $184.

(d)                                 The pre-tax adjustment for Kroger Specialty Pharmacy goodwill impairment was $110.

(e)                                  The pre-tax adjustment for Company-Sponsored pension plan termination was $502.

(f)                                   The pre-tax adjustment for depreciation related to held for sale assets was ($19).

(g)                                  The pre-tax 53rd week adjustment was ($119).

(h)                                 The amounts presented represent the net earnings per diluted common share effect of each adjustment.

(i)                                     Due to the re-measurement of deferred tax liabilities and the reduction of the statutory income tax rate for the last few weeks of the fiscal year.

Note:                  2017 Fourth Quarter Adjustment Items include adjustments for pension plan agreements, Kroger Specialty Pharmacy goodwill impairment, company-sponsored pension plan termination, depreciation related to held for sale assets and the Tax Act.

2017 Adjustment Items include the 2017 Fourth Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2017 for pension plan agreements and the voluntary retirement offering.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital for 2017 and 2016 on a 52 week basis.

	YEAR-TO-DATE
	February 3,	January 28,
	2018	2017
Return on Invested Capital
Numerator (a)
Operating profit on a 53 week basis in fiscal year 2017	$2,085	$3,436
53rd week operating profit adjustment	(131)	—
LIFO (credit) charge	(8)	19
Depreciation and amortization	2,436	2,340
Rent on 53 week basis in fiscal year 2017	911	881
53rd week rent adjustment	(17)	—
Adjustment for Kroger Specialty Pharmacy goodwill impairment	110	—
Adjustments for pension plan agreements	550	111
Adjustment for Company-sponsored pension plan termination	502	—
Adjustment for depreciation related to held for sale assets	(19)	—
Adjustment for voluntary retirement offering	184	—

Adjusted operating profit on a 52 week basis	$6,603	$6,787

Denominator (b)
Average total assets	$36,867	$35,201
Average taxes receivable (c)	(181)	(262)
Average LIFO reserve (d)	1,270	1,283
Average accumulated depreciation and amortization	20,287	18,940
Average trade accounts payable	(5,838)	(5,773)
Average accrued salaries and wages	(1,167)	(1,330)
Average other current liabilities (e)	(3,363)	(3,265)
Average liabilities held for sale	(146)	—
Rent * 8 (f)	7,152	7,048

Average invested capital	$54,881	$51,842

Return on Invested Capital	12.03%	13.09%

(a)                Represents year-to-date results for the periods noted.

(b)                Represents the average of amounts at the beginning and end of the year.

(c)                 Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)                LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)                 The calculation of average other current liabilities excludes accrued income taxes.

(f)                  The factor of eight estimates the hypothetical capitalization of our operating leases.